EXHIBIT 21.1

LIST OF SUBSIDIARIES OF RESOURCE EXCHANGE OF AMERICA CORP.

1.	Asset Recovery of America, LLC

	Jurisdiction of Formation: Names under which business is conducted:	Florida Asset Recovery of America, LLC

2.	Sea Lion Ocean Freight, LLC

	Jurisdiction of Formation: Names under which business is conducted:	Florida Sea Lion Ocean Freight, LLC